HORIZON ENERGY DEVELOPMENT, INC.                    S-11
                       PROFORMA BALANCE SHEET                       Page 1 of 3
                         AT AUGUST 31, 1995
                            (UNAUDITED)
                     (Thousands of Dollars)

                                                    Adjustments
                                       Per Books    Dr. (Cr.)        Pro Forma

ASSETS

CURRENT ASSETS
    CASH & TEMP. CASH INVESTMENTS      $     -       $ 46,783 (a,b,c)   $46,783

TOTAL ASSETS                           $     -       $ 46,783           $46,783

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
    CAPITAL OF SUBSIDIARIES            $     -       $     (1)(a)      $     1
    PAID IN CAPITAL                          -           (999)(a)          999
    EARNINGS REINVESTED IN THE
       BUSINESS                              -          1,847 (c,d)     (1,847)
TOTAL CAPITALIZATION                         -            847             (847)

CURRENT AND ACCRUED LIABILITIES
        NOTES PAYABLE INTERCOMPANY           -        (48,625)(b)       48,625
        OTHER CURRENT AND ACCRUED
           LIABILITIES                       -            995 (d)         (995)
TOTAL CURRENT AND ACCRUED LIABILITIES        -        (47,630)          47,630

TOTAL CAPITALIZATION AND LIABILITIES   $     -       $(46,783)         $46,783

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

                       HORIZON ENERGY DEVELOPMENT, INC.                S-11
                      PROFORMA STATEMENTS OF INCOME AND             Page 2 of 3
                     EARNINGS REINVESTED IN THE BUSINESS
                 FOR THE TWELVE MONTHS ENDED AUGUST 31, 1995
                                (UNAUDITED)
                         (Thousands of Dollars)

                                                   Adjustments
                                      Per Books    Dr. (Cr.)         Pro Forma

OPERATING REVENUES                    $     -                        $     -

OPERATING EXPENSES:
        INCOME TAXES - NET                  -        (995)(d)           (995)
                                            -        (995)              (995)

OPERATING INCOME                            -        (995)               995

INCOME BEFORE INTEREST CHARGES              -        (995)               995

INTEREST CHARGES:
        INTEREST - INTERCOMPANY             -       2,842 (c)          2,842
                                            -       2,842              2,842

NET INCOME                                  -       1,847             (1,847)

EARNINGS REINVESTED IN THE BUSINESS
   BALANCE AT SEPTEMBER 1, 1994             -                              -
                                                    1,847             (1,847)
   DIVIDENDS ON COMMON STOCK                -                              -
   BALANCE AT AUGUST 31, 1995          $    -      $1,847            $(1,847)

SEE NOTES TO PROFORMA ONSOLIDATED FINANCIAL STATEMENTS.

                     HORIZON ENERGY DEVELOPMENT, INC.                  S-11
                       PROFORMA ADJUSTING ENTRIES                   Page 3 of 3
                         AS OF AUGUST 31, 1995
                              (UNAUDITED)
                        (Thousands of Dollars)

                                                             Debit    Credit
          (a)
Cash                                                         1,000
        Capital Stock of Subsidiaries                                      1
        Paid In Capital                                                  999

To record Parent Company's initial investment in Horizon.

          (b)
Cash                                                        48,625
     Notes Payable Intercompany - Current                             48,625

To increase money pool borrowings
to allocable share of incremental borrowings.

          (c)
Interest Expense Intercompany                                2,842
     Cash                                                              2,842

To record interest expense on borrowings in entry (b) at a rate of 5.845%.

          (d)
Income Tax Payable                                             995
     Income Tax Expense                                                  995

To record tax effect of entry (c) at 35%.